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                                                                       Exhibit 4


                    CALMAT CO. EMPLOYEE STOCK PURCHASE PLAN

1. GENERAL.

The CalMat Co. Employee Stock Purchase Plan (the "Plan") is intended as a way for eligible employees of CalMat Co. (the "Company") to commence or increase their ownership of shares of CalMat Co.'s common stock ("Common Stock") at a price that is less than the fair market value on the date of purchase. Once an employee is enrolled as a participant in the Plan, his or her accumulated payroll deductions will be used to purchase whole shares of Common Stock under the terms of the Plan. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of such section of the Code.

2. ADMINISTRATION.

(a) The Company's Board of Directors (the "Board") has appointed a committee ("Administrative Committee") to administer and interpret the Plan. The Board has the sole discretion and authority to make changes in the Administrative Committee, or to appoint itself to administer the Plan. Until changed by further notice, any notices or communications to the Administrative Committee should be directed to CalMat Co. Employee Stock Purchase Plan Administrative Committee, Post Office Box 2950, Los Angeles, California 90051, (213)258-2777, extension 3275. The Administrative Committee will consist of employees of the Company unless otherwise provided by the Board in its sole discretion.

(b) If an eligible employee decides to participate in the Plan, the Administrative Committee, or its agent, will keep a continuous record of participation and send the participant a statement of his or her account under the Plan for each quarter.

(c) The number of shares credited to a participant's account under the Plan will be shown on the participant's statement of account. Certificates for any number of whole shares credited to a participant's account under the Plan will be issued solely to the participant upon his or her written request to the Administrative Committee and delivered to the Company's address. Certificates for fractional share interests will not be issued.

(d) The Administrative Committee reserves the right to interpret and regulate the Plan. The Administrative Committee may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to its purpose. The Administrative Committee shall have full power and authority to (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) determine the terms and conditions of grants and Options under the Plan; and (iv) make any other determination and take any other action that the Board deems necessary or desirable for administering the Plan.

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(e)  The "Plan Year" means the Plan's accounting year of twelve (12) months commencing on January 1st of each year and ending the following December 31st, except in the first Plan Year, which shall commence July 1, 1997.

(f) The Administrative Committee shall appoint a custodian to make purchases of Common Stock as agent for the participants. The custodian will hold and act as custodian of shares purchased under the Plan.

3. ELIGIBILITY.

(a) Except as provided in Sections 3 (b) and (c) below, as of July 1, 1997, the effective date of the Plan, all regular, full-time employees of the Company and of any subsidiary corporation (a "Subsidiary") that, along with the Company, is a member of a controlled group of corporations (as defined in Section 1563 of the Code), who have been so employed for at least 60 days are eligible to participate in the Plan. Thereafter, each employee of the Company or a Subsidiary will become eligible as of the first payroll period of the Plan quarter immediately following 60 days of employment. For purposes of the Plan, an employee is considered a full-time, regular employee if the employee works at least 20 hours per week, including vacations and approved leaves of absence, and has a job assignment that is expected to exceed 5 months in duration.

(b) No employee shall be granted an Option under the Plan if the employee, immediately after an Option is granted, owns or would own shares representing 5% or more of the total combined voting power or value of all classes of shares of stock of the Company or a Subsidiary. For purposes of the foregoing limitation, the rules of Section 424(d) (relating to attribution of stock ownership) of the Code shall apply in determining share ownership, and stock which the employee may purchase under the outstanding Options shall be treated as stock owned by the employee. Further, if, pursuant to the terms of the Plan, an employee would be granted an Option that violates Section 423(b)(8) of the Code, such Option shall not be granted. Accordingly, no employee shall be granted an Option under the Plan if the grant of such Option permits such employee rights to purchase stock under all the employee stock plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding.

(c) For purposes of participation in the Plan, unless a participant's right to re-employment following an approved leave of absence (a "Leave") is guaranteed either by statute or by contract, a participant shall be deemed to be an employee for the first 90 days of such Leave and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such Leave unless such employee shall have returned to employment prior to the close of business on such 90th day. Termination by the Company of any employee's Leave, other than termination of such Leave on return to employment, shall terminate an employee's employment for purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any Option granted under the Plan.

(d)  Non-employee directors shall not be eligible to participate in the Plan.

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4. ELECTION TO PARTICIPATE.

An eligible employee may become a participant in the Plan by completing the enrollment form (and any other documents required by the Administrative Committee) provided by the Company and returning such form(s) to the Company's Employee Benefits department (or other department as shall be hereafter designated by the Administrative Committee) on or before the date set therefor by the Administrative Committee, which date shall be prior to the beginning of each quarter. Enrollment forms will be furnished to eligible employees at any time upon request to the Company. An eligible employee may begin participation in the Plan as of the first day of any calendar quarter.

5. GRANT AND EXERCISE OF OPTIONS; INVESTMENT DATE.

(a) On the first business day of each quarter, a participant shall be deemed to have been granted an Option to purchase a maximum number of shares of Common Stock (an "Option") equal to $25,000 worth of Common Stock (based on the fair market value of the Common Stock on such date of grant) less the fair market value of shares previously purchased by such participant (based on the fair market value of such shares on the Option grant date for such shares).

(b) No Option granted shall have a term of more than three (3) months. At the Investment Date for each quarter, each participant will be deemed to have automatically exercised his or her Option to purchase, at the then applicable Option Price (as defined in Section 7), that number of whole shares of Common Stock as of such quarter's Investment Date, but not in excess of the number of shares for which such Option was granted pursuant to Section 5 (a). The "Investment Date" shall be the last business day of each quarter ending March 31st, June 30th, September 30th and December 31st.

(c) During a participant's lifetime, Options held by a participant shall be exercisable only by that participant.

6. PAYROLL DEDUCTIONS.

(a) After an enrollment form has been approved by the Company's Employee Benefits department (or other department as shall be hereafter designated by the Administrative Committee) and the authority for the payroll deductions has been noted on the Company's payroll records, the Company will withhold from a participant's paycheck the amount authorized by the participant. The withholding will be made weekly or bi-weekly from the paycheck ending in that period. The amounts withheld from all participants' paychecks will be forwarded to the custodian to buy shares of Common Stock for the accounts of all participants under the Plan on the applicable quarter's Investment Date.

(b) The participant shall specify on the enrollment form the weekly or bi-weekly amount to be withheld from his or her pay. Deductions must be authorized in even multiples of $5.00 with a minimum of $5.00. No interest will be paid on payroll deduction amounts. Participants may acquire up to $25,000 worth of shares each Plan Year, which maximum shall be based on the stock prices at the time an Option was granted pursuant to Section 423(b)(8) of the Code.

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(c)  The payroll deduction authorizations are effective for an indefinite period of time, until the termination of the Plan. The amount of a participant's payroll deductions may be revised, changed, suspended or terminated by the participant at any time by written notice to the Company's Employee
     Benefits department (or other department as shall be hereafter designated by the Administrative Committee). A revised enrollment form shall be used for these purposes. Commencement, revision or termination of deductions will become effective as soon as practicable after an employee's request is approved by the Company's Employee Benefits department (or other department as shall be hereafter designated by the Administrative Committee).

(d)  If a participant suspends contributions to the Plan pursuant to Section 6
     (c), any money remaining in such participant's account shall be refunded as soon as practicable after the revised enrollment form requesting such suspension is received.

(e) If a participant goes on a Leave, such participant shall have the right to elect: (i) to withdraw from the Plan pursuant to Section 11; or (ii) to remain a participant in the Plan during such Leave, authorizing deductions to be made from payments by the Company to the participant during such Leave, but only to the extent that amounts payable by the Company to such participant are sufficient to meet such participant's authorized Plan deduction.

7. OPTION PRICE.

The price of the shares purchased with the participant's payroll deductions ("Option Price") will be 85% of the lower of the price of the first or last business day of the quarter for Common Stock on the New York Stock Exchange as reported in the morning edition of the Wall Street Journal for those dates. If no trading occurs in the Common Stock on the above dates, the purchase price will be the lower of the price on the nearest day following the beginning of the quarter or on the nearest prior business day before the end of the quarter on which sales of Common Stock are reported on the New York Stock Exchange. Any fraction of a cent will be rounded up to the nearest whole cent. If the Common Stock is not admitted to trading on any of the dates for which Option Prices of the Common Stock are to be determined, then reference shall be made to the fair market value of the Common Stock on such dates, as determined on such basis as shall be established or specified for such purpose by the Administrative Committee.

8. NUMBER OF SHARES PURCHASED.

On each Investment Date, accumulated payroll deductions from all participants will be used to purchase the maximum number of whole shares of Common Stock for the accounts of the participants. The number of shares credited to each participant's account will depend on the amount of the participant's payroll deductions and the Option Price of the shares as provided under Section 7.

9. STOCK.

(a) The maximum number of shares which shall be issued under the Plan shall be 500,000 shares. If the total number of shares for which Options are exercised on any Investment Date exceeds the

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     maximum number of shares for the Plan, the Company shall make a pro rata allocation of the shares available for delivery and distribution in a nearly uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to such participants as promptly as practicable.

(b) A participant will have no interest in stock covered by his or her Option until such Option has been exercised.

10.  FEES AND EXPENSES.

Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

11.  WITHDRAWAL OF SHARES; TERMINATION OF EMPLOYMENT.

(a)  A participant may withdraw shares of Common Stock from the Plan pursuant to
     Section 8 at any time in whole or in part, but only once per quarter. To withdraw shares from the Plan, a participant must notify the Administrative Committee in writing of his or her withdrawal. The minimum amount which may be withdrawn by a participant is $1,000 in fair market value of shares, or the participant's entire account balance, if less.

(b) In the event a participant withdraws shares, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing participant, or all participants in the case of a termination of the Plan, will be delivered the participant and a cash payment will be made for the sale price of any fractional share interest and any additional payroll deductions credited to the account of the withdrawing participant, or all participants in the case of a termination of the Plan, but not used to purchase shares. The Administrative Committee may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate.

(c) Distribution of shares to a participant withdrawing shares will be made on a "first-in first-out" basis as soon as practicable at the end of the quarter in which the request for withdrawal of shares is approved.

(d) A former participant who has withdrawn shares from the Plan pursuant to this Section 11 may re-enter the Plan at any succeeding quarterly entry date provided the eligibility requirements of Section 3 have been satisfied. No new payroll deductions will be made from the paychecks of the employee unless the participant completes a new enrollment form providing for such deductions.

(e) A participant who has made a hardship withdrawal from a CalMat-sponsored 401(k) plan is prohibited from making payroll deductions for the purpose of purchasing stock under this Plan for 12 months following the receipt of the hardship distribution.

(f) In the event of a participant's retirement, death or termination of employment, certificates for whole shares credited to the account of the participant will be delivered to the participant or the participant's representative and a cash payment will be made for the sale price of any fractional share

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     interest and any additional payroll deductions credited to the account of such participant at the end of the current quarter. The Administrative Committee may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate.

(g) A participant on a Leave shall, subject to the election made by such participant pursuant to Section 6 (d), continue to be a participant in the Plan so long as such participant is on a continuous Leave. Unless a participant's right to re-employment following a Leave is guaranteed either by statute or by contract, a participant who has been on a Leave for more than 90 days and, who, therefore, is not an employee for the purpose of the Plan, shall not be entitled to participate in any offering commencing after the 90th day of such Leave.

12.  VOTING AND TENDERING OF SHARES.

(a) Each participant will have authority to direct the Administrative Committee in the manner of voting the number of shares held in his or her account.

(b) In the event that a tender offer occurs with respect to shares held under the Plan, the Administrative Committee shall give each participant the opportunity to direct, on a confidential basis, whether the whole shares held in the participant's account shall be tendered. The Administrative Committee shall tender fractional shares as nearly as possible in the same proportion as whole shares.

(c) Whole shares as to which no direction is received from participants will not be voted or tendered, as the case may be.

13.  CASH DIVIDENDS.

Cash dividends paid on shares credited to a participant's account will be paid to the participant as soon as practicable following the dividend payment date. Dividend amounts payable to participants will be rounded to the nearest whole cent in the case of fractional share interests.

14.  STOCK DIVIDENDS AND STOCK SPLITS.

Any shares distributed by the Company as a stock dividend on shares credited to a participant's account under the Plan, or upon any split of such shares, will be credited to the participant's account.

15.  AMENDMENT AND TERMINATION.

The Plan shall terminate on July 1, 2007, the tenth (10th) anniversary of the effective date of the Plan, unless the term is renewed or extended. The Board reserves the right to suspend, modify or terminate the Plan at any time; provided, however, that the Board shall not, without the approval of the stockholders of the Company: (i) increase the maximum number of shares which may be issued under the Plan (other than increases merely reflecting a change in capitalization, such as a stock dividend or stock split), or (ii) change the designation of corporations whose employees may be offered Options under the Plan. Any such suspension, modification or termination shall not affect a participant's right

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to shares of Common Stock already purchased (except that the Company may take any action necessary to comply with applicable law).

16.  NON-TRANSFERABILITY.

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will or the laws of descent and distribution.

17.  REPORTS.

Each participant will receive a statement of his or her account for each quarter. Participants will also receive communications sent to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement. Participants will receive information necessary for reporting income realized by them under the Plan.

18.  TAX WITHHOLDING.

All taxes withheld with respect to the amount of each participant's payroll deductions under the Plan will be deducted from the participant's salary and will not reduce the amounts used to purchase shares.

19.  AGREEMENT AS TO SALES OF SECURITIES FOR CERTAIN EMPLOYEES.

If, at the time of the purchase of any shares, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of the securities, that the participant will agree to purchase the shares for investment only and not with any present intention to resell the same and that the participant will dispose of such shares only in compliance with such laws and regulations, the participant will, upon the request of the Company, execute and deliver to the Company an agreement to such effect.

20.  NO EMPLOYMENT RIGHT.

Neither this Plan nor any action taken under the Plan shall be construed as giving any right to any individual to be retained as an officer or employee of the Company.

21.  GOVERNMENT AND OTHER REGULATIONS.

The obligation of the Company to purchase stock shall be subject to all applicable laws, rules, and regulations, and to such administrative approvals by any government agencies as may be deemed necessary or appropriate by the Administrative Committee. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws including non-transferability restrictions.

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22.  INDEMNIFICATION.

Each person who is or at any time serving as a member of the Board or the Committee shall be indemnified and held harmless by the Company against and from
(i) any loss, cost, liability, or expense that may be imposed on or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and
(ii) any and all amounts paid by such person in satisfaction of judgment any such action, suit, or proceeding relation to this Plan. Each person covered by this indemnification shall give the Company an opportunity at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of the Company as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

23.  RELIANCE ON REPORTS.

Each member of the Board or the Administrative Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company, and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board or the Administrative Committee be liable for any determination made or the action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

24.  GOVERNING LAW.

All matters relating to the Plan shall be governed by the laws of the state of Delaware without regard to the principles of conflict of laws, except to the extent preempted by the laws of the United States.

25.  RELATIONSHIP TO OTHER BENEFITS.

No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

26.  EXPENSES.

The expenses of implementing and administering this Plan shall be borne by the Company.

27.  TITLES AND HEADINGS.

The titles and headings of the paragraphs in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

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28.  USE OF PROCEEDS.

Payroll deductions under the Plan shall constitute general funds of the Company until the Investment Date.

29.  NON-EXCLUSIVITY OF PLAN.

Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options or stock purchase arrangements other than under the Plan, and such arrangements may be applicable either generally or only in specific cases.

30.  STOCKHOLDER APPROVAL.

This Plan was adopted by the Board on May 27, 1997 and is subject to the approval of the CalMat Co. stockholders. The Plan is intended to qualify as an Employee Stock Purchase Plan within the meaning of Section 423 of the Code. If the stockholders do not approve the Plan, the Company will implement and operate the Plan under the provisions of Section 83 of the Code.



In witness whereof, the Company caused this Plan to be signed on June 3, 1997 to be effective July 1, 1997.

                                       CALMAT CO., a Delaware Corporation


                                       By: /s/ Paul Stanford
                                          ----------------------------------
                                       Title: Executive Vice President,
                                               General Counsel and Secretary
                                              ------------------------------

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